SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K
___________________

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 26, 2010 (October 21, 2010)

Rotate Black, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-14039	75-3225181
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

932 Spring Street, Suite 201
PETOSKEY, MI 49770
(Address of Principal Executive Offices) (Zip Code)

231/347-0777
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Ground Lease Agreement with private landowners in Gulfport, Mississippi.

On October 21, 2010, Rotate Black MS, LLC (“RB MS”), an affiliate of Rotate Black, Inc. (the “Company”),  entered into a Ground Lease Agreement (the “Private Lease”) with Marine Life Ventures, LLC and MC Marine, LLC, as lessors (collectively, “Lessors”).  The Private Lease is a ninety-nine (99) year ground lease, effective as of October 20, 2010 (the “Effective Date”).  The Private Lease provides RB MS with approximately five (5) acres of land in Gulfport, Mississippi located in the Bert Jones Yacht Basin.   These five (5) acres of land, coupled with approximately four and half (4.5) acres of adjacent and contiguous land being provided pursuant to a ground lease with the Gulfport Redevelopment Commission (discussed in detail below) allows RB MS to control more than the minimum seven (7) acres of contiguous land required to have a gaming eligible site in Gulfport, Mississippi.

Pursuant to the terms of the Private Lease, RB MS will pay monthly rent equal to $20,000 (the “Preliminary Rent”) until the earlier of: (1) 11.59 p.m. on the last day of the ninth (9th) month following the Effective Date; or (ii) the date RB MS commences its initial temporary gaming operations on the leased premises.    The Preliminary Rent accrues and RB MS is under no obligation to make any Preliminary Rent Payments until the earlier of: (i) the date RB MS commences any construction on the leased premises; or (ii) February 1, 2011.  If RB MS does not receive an approval to proceed with the development of a casino on the leased premises from the Mississippi Gaming Commission on or prior to March 1, 2011, then the Private Lease is immediately terminable.

Upon the expiration of the Preliminary Term, the primary term (the “Primary Term”) of the Private Lease commences.   The rent payable during the Primary Term is a percentage rent with a minimum rent guarantee.  The percentage rent is equal to four percent (4%) of the gross gaming revenues (as defined in the Private Lease).  The minimum rent guarantee is $50,000 per month for the first (1st) six (6) months of the Primary Term; $75,000 per month beginning on the first (1st) day of the seventh (7th) month of the Primary Term; and $110,000 per month beginning the first (1st) day of the seventh (7th) month following the commencement of gaming operations at the permanent gaming facility, with an annual consumer price index adjustment of the minimum rent on the annual anniversary of the minimum rent reaching $110,000.  Permanent gaming facility means the land-based gaming facility developed by RB MS subsequent to the initial gaming operations.

This description above is only a summary of certain terms contained in the Private Lease, is not complete and is qualified in its entirety by reference to the Private Lease, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Ground Lease Agreement with the Gulfport Redevelopment Commission.

On October 22, 2010, RB MS, as lessee, entered into a Ground Lease Agreement (the “GRC Lease”) with the Gulfport Redevelopment Commission (the “GRC”) as lessor.  The GRC Lease is a fifty-nine (59) year ground lease, and is effective as of October 28, 2010 (the “GRC Lease Effective Date”). The GRC lease provides RB MS with approximately four and a half (4.5) acres of land adjacent and contiguous to the land leased under the Private Lease.

The term of the GRC Lease commences as of the Effective Date and terminates at 11:59 p.m. on October 31, 2069.  Pursuant to the terms of the GRC Lease, RB MS will pay an initial base rent of $50,000 to the GRC upon commencement of construction of the initial gaming operations.  After commencement of the initial gaming operations, the rent payable to the GRC is a percentage rent with a minimum rent guarantee.  The percentage rent is equal to one percent (1%) of the gross gaming revenues (as defined in the GRC Lease).  The minimum rent guarantee is $600,000 per annum. For the first lease year, RB MS shall be entitled to a $50,000 credit.  Beginning with the sixth (6th) lease year, there is an annual 2% minimum rent guarantee increase.  After the earlier of: (i) commencement of the permanent land-based casino or (ii) October 15, 2015, the GRC is entitled to additional rent in an amount equal to 25 bps of Adjusted EBITDA (as defined in the GRC Lease) generated by RB MS on the entire 9.5 acre parcel.  This additional rent shall increase by 25 bps each lease year for the three immediately subsequent lease years.   In the event Adjusted EBITDA exceeds $75 million in any lease year, RB MS shall pay the GRC an additional 25 bps of the amount of Adjusted EBITDA in excess of $75 million.

This description above is only a summary of certain terms contained in the GRC Lease, is not complete and is qualified in its entirety by reference to the GRC Lease, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

    (d)   Exhibits

Exhibit No.	Description

10.1	Ground Lease among Marine Life Ventures, LLC and MC Marine, LLC, as lessors, and Rotate Black MS, LLC, as lessee, entered into on October 21, 2010.

10.2	Ground Lease between Gulfport Redevelopment Commission, as lessor, and Rotate Black MS, LLC, as lessee, entered into on October 21, 2010.

99.1	Press Release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Rotate Black, Inc. (Registrant)

Date: October 26, 2010	By:	/s/ JOHN C. PAULSEN
Name: John C. Paulsen
Title: Chief Executive Officer

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